EXHIBIT 10.2

VINTAGE PETROLEUM, INC.

RESTRICTED STOCK RIGHTS AWARD AGREEMENT

                                    , 200

[Name and Address]

Dear                                              :

1. Restricted Rights Stock Award. Vintage Petroleum, Inc., a Delaware corporation (the “Company”), hereby grants to you a base number of restricted stock rights in the aggregate amount of              (“Base Number”), subject to adjustment as set forth in Section 5 below (individually, a “RSR,” and collectively, “RSRs”). Each RSR entitles you to receive one share of Common Stock, par value $.005 per share, of the Company (“Restricted Shares”) at such time as the restrictions described in Section 4(b) lapse as described in Section 5. This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 1990 Stock Plan, as amended (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Rights Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. This award shall constitute an “Award” under the Plan, and any capitalized terms used in this Award Agreement that are not otherwise defined herein shall have the respective meanings provided in the Plan.

2. Restricted Share Certificates. The Company shall register and issue a certificate(s) for the Restricted Shares you become entitled to receive hereunder in your name as soon as practicable after the restrictions described in Section 4(b) lapse as described in Section 5. All certificates for Restricted Shares delivered to you pursuant to this Award Agreement shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors of the Company that administers the Plan may deem necessary or advisable under the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are then listed, and any applicable foreign, federal or state securities laws.

3. Stockholder Rights Prior to Issuance of Restricted Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive any dividends or other rights as a stockholder of the Company with respect to any Restricted Shares covered by the RSRs until the date of issuance by the Company of a certificate to you for such Restricted Shares.

4. Restrictions.

(a) Your ownership of the RSRs shall be subject to (i) the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5 and (ii) the restrictions set forth in subsection (c) of this Section until such RSRs shall be redeemed for the applicable Restricted Shares or otherwise forfeited to the Company.

(b) At the time of your “Termination of Employment” (as defined in Section 10(b)), other than a Termination of Employment that occurs as a result of an event described in Section 5(b)(1) or a Termination of Employment that is described in Section 5(b)(2), all of your RSRs shall be forfeited to the Company and all of your rights to receive any Restricted Shares in the future pursuant to the RSRs shall automatically terminate without any payment of consideration by the Company.

(c) You may not sell, assign, transfer or otherwise dispose of any RSRs or any rights under the RSRs. No RSR and no rights under any such RSR may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5. Lapse of Restrictions.

(a) The restrictions described in Section 4(b) shall lapse on the 65th day following the close of the Performance Period with respect to the number of the RSRs earned under this Award Agreement as follows:

The number of RSRs to be earned under this Award Agreement shall be based upon the Company’s Total Stockholder Return as compared to the Total Stockholder Return of the Company’s Peer Group during the Performance Period.

For this purpose, “Total Stockholder Return” shall be determined as follows, expressed as a percentage:

Total Stockholder  =  Change in Stock Value

            Return             Beginning Stock Value

“Change in Stock Value” shall mean the Ending Stock Value minus the Beginning Stock Value; “Beginning Stock Value” shall mean $100, invested in common stock at the closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq, as the case may be, of one share of common stock for the last trading day immediately prior to the first day of the Performance Period; “Ending Stock Value” shall mean the closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq, as the case may be, of one share of common stock for the last trading day immediately prior to the last day of the Performance Period, multiplied by the sum of the number of shares represented by the Beginning Stock Value initial $100 investment plus such additional shares resulting from all dividends paid on common stock during the Performance Period being treated as though they are reinvested on the applicable ex-dividend dates at the applicable closing price on such dates. Shares used in determining Total Stockholder Return shall be appropriately adjusted for stock splits and stock dividends during the Performance Period.

Following the Total Stockholder Return determination, the Company’s “Percentile Rank” shall be determined as follows:

Percentile		Total number of companies in Peer Group (including the Company) minus Company Rank
Rank	=	Total number of companies in Peer Group (excluding the Company)

“Company Rank” shall be determined by listing from highest Total Stockholder Return to lowest Total Stockholder Return each company in the Peer Group (including the Company) and counting down from the company with the highest Total Stockholder Return (beginning with such company) to the Company’s position.

The percent of Base Number of RSRs earned shall then be determined based on the following chart:

If	Percent of Base Number of RSRs Earned
Percentile Rank (“PR”) is less than 25th percentile	Zero

PR is equal to or greater than 25th percentile; less than 50th percentile	Interpolate between: 25th percentile = 30% 50th percentile = 100%

PR is equal to or greater than 50th percentile; less than 100th percentile	PR times 2, capped at 150%

Company Rank is number 1	200%

By way of illustration only, an example applying the above performance measure to determine the number of RSRs earned utilizing a sample Peer Group of 16 companies (including the Company) is attached as Exhibit A hereto.

Following the lapse of such restrictions with respect to any RSRs, the Company will issue you a certificate as provided in Section 2 of this Award Agreement for the Restricted Shares covered by such RSRs in redemption of such RSRs.

If the restrictions described in Section 4(b) do not lapse pursuant to the terms of this Section 5(a) prior to the 66th day following the close of the Performance Period, all of your RSRs not otherwise earned pursuant to the terms of this Section 5(a) shall be forfeited to the Company and all of your rights to receive any Restricted Shares in the future pursuant to such RSRs shall automatically terminate without any payment of consideration by the Company.

(b) Notwithstanding the provisions of subsection (a) of this Section 5, at the time of the occurrence of any of the following events, the restrictions described in Section 4(b) shall lapse with respect to the number of RSRs that you would be entitled to as of the date of the occurrence of such event under the conditions described in Section 5(a) if the Performance Period ended as of the date of the occurrence of such event:

(1) Your death or “Disability” (as defined in Section 10(c)); or

(2) Your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Subsidiaries and does not constitute a “Termination for Cause” (as defined in Section 10(a)).

Notwithstanding the provisions of subsection (a) of this Section 5, the restrictions described in Section 4(b) shall lapse with respect to the Base Number of RSRs at the time of the occurrence of a “Change of Control” (as defined in the Plan) of the Company.

Following the lapse of the restrictions described in Section 4(b), the Company will issue you a certificate as provided in Section 2 of this Award Agreement for the Restricted Shares covered by such RSRs in redemption of such RSRs.

In the event of the occurrence of any of the above events described in this Section 5(b), your right to any other RSRs shall be forfeited to the Company and all of your rights to receive any Restricted Shares in the future pursuant to such other RSRs shall automatically terminate without any payment of consideration by the Company.

6. Agreement With Respect to Taxes; Share Withholding.

(a) You agree that (1) you will pay to the Company or a Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of, any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries with respect to the RSRs awarded or the issuance of any Restricted Shares to you and (2) the Company or any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the RSRs awarded or Restricted Shares issued.

(b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the RSRs awarded or the issuance of Restricted Shares to you, you may elect, subject to the approval of the committee of the Board of Directors of the Company that administers the Plan, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such committee, in its sole discretion, deems appropriate.

7. Adjustment of Shares. In the event of any change affecting the shares of Common Stock of the Company by reasons of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change, or any distributions to stockholders, the number of Restricted Shares subject to the RSRs awarded to you under this Award Agreement shall be adjusted as provided in Section 12 of the Plan.

8. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Restricted Shares issuable upon the lapse of the restrictions on the RSRs pursuant to this Award Agreement is in effect at the time of issuance of such Restricted Shares, the certificate(s) for the Restricted Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

9. Transfer Taxes. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of the Restricted Shares to you pursuant to this Award Agreement and all other fees and expenses necessarily incurred by it in connection therewith.

10. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a) “Termination for Cause” shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Subsidiaries, or your willful engaging in misconduct that is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or (3) if you have entered into an employment agreement or contract with the Company or any of its Subsidiaries, any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of your employment with the Company or any of its Subsidiaries. For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Company or any of its Subsidiaries.

(b) “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Subsidiaries for any reason other than your death or Disability.

(c) “Disability” shall mean a physical or mental impairment of sufficient severity such that, in the opinion of a physician selected by the Company, you are unable to continue to serve as an employee of the Company or any of its Subsidiaries.

(d) “Peer Group” shall mean those companies identified on Exhibit B hereto; provided, however, in the event that a company in the Peer Group is no longer in existence or does not have a class of common stock that is listed on the New York Stock Exchange, American Stock Exchange or Nasdaq on the last day of the Performance Period (or on the last day of Performance Period as so modified upon the occurrence of any of the events described in Section 5(b)(1) or 5(b)(2)), such company shall be replaced automatically with a company identified on Exhibit B hereto under the caption “Alternate Companies for Peer Group,” in the order listed; provided, that the replacement company shall be in existence and its common stock so listed on the last day of the Performance Period being measured and the committee of the Board of Directors of the Company that administers the Plan shall have not determined, in its sole discretion, that some unusual or extraordinary circumstance exists or has occurred that makes it inappropriate to include such replacement company in the Peer Group; and provided, further, in the event that the Alternate Companies for Peer Group list has been exhausted, the committee of the Board of Directors of the Company that administers the Plan may, in its sole discretion, replace such company with another company of its choosing or reduce the size of the Peer Group.

(e) “Performance Period” shall mean the period that commences on                         , 200    , and ends on                         , 200    .

If you accept this Restricted Stock Rights Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

VINTAGE PETROLEUM, INC.

By:

        Name:

        Title:

The foregoing Restricted Stock Rights Award is accepted by me as of                             , 200    , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

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